COHEN TAUBER SPIEVACK & WAGNER LLP

                                ATTORNEYS-AT-LAW

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                                                              April 14, 2000

Hidenet Secure Architectures, Inc.
103 Medinat Hayehudim Street
P.O.B. 837
Herzliya, Israel 46733

Gentlemen:

                  We are counsel to Hidenet Secure Architectures, Inc., a New Jersey corporation (the "Company"), in connection with the filing by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), of a registration statement on Form S-8 (the "Registration Statement") relating to 500,000 shares (the "Shares") of the Company's common stock (the "Common Stock"), issuable upon the exercise of a Common Stock Purchase Warrant (the "Warrant") initially issued to Royce Investment Group which has been assigned to Ron Fussman.

                  We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Articles of Incorporation and By-Laws of the Company, as each is currently in effect, the Registration Statement, the Warrant, the Assignment of the Warrant to Ron Fussman, subscription for exercise of the Warrant, resolutions of the Board of Directors of the Company relating to the issuance of the Warrant and the proposed registration and issuance of the Shares, the certificate of the Chairman and Treasurer of the Company and such other corporate documents and records and other certificates, and we have made such investigations of law as we have deemed necessary or appropriate in order to render the opinions hereinafter set forth.


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                  In our  examination,  we have assumed the  genuineness  of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all
documents   submitted  to  us  as  certified  or  photostatic   copies  and  the
authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon statements and representations of Ron Fussman and officers and other representatives of the Company and others.

                  Based upon and subject to the foregoing, we are of the opinion that the Shares to be issued upon exercise of the Warrant have been duly and validly authorized and, when the Shares have been paid for in accordance with the terms of the Warrant and certificates therefore have been duly executed and delivered, such Shares will be duly and validly issued, fully paid and non-assessable.

                  This Opinion Letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991). The law covered by the opinions expressed herein is limited to the law of the State of New Jersey.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the resale prospectus filed with the Registration Statement.

                                              Very truly yours,


                                              COHEN TAUBER SPIEVACK & WAGNER LLP